FILED PURSUANT TO RULE 424(B)(3)
                                                          SEC FILE NO. 333-49825

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED JANUARY 22, 1999

                                 TALK.COM, INC.
                           FORMERLY TEL-SAVE.COM, INC.

     This prospectus supplement and accompanying Prospectus relate to the offer and sale from time to time by Selling Stockholders of an aggregate of up to 5,323,563 shares of common stock that they have acquired or may acquire upon exercise of stock options granted by us under stock option plans or other compensatory arrangements.

                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus supplement is May 5, 1999

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The SEC recently amended its registration forms to allow the use of a "Form S-8" for the exercise of stock options by family members of employee optionees and trusts and other entities in which the family members have an interest. A Form S-8 also may include a "resale prospectus" for the sale of securities that were registered on Form S-8 by a family member or a related family trust or other entity that is an "affiliate" of the company.

     In light of these SEC rule changes, we are revising the definition of "Selling Stockholder" in the Prospectus to include a "family member," as defined by the SEC's rules, of a Selling Stockholder. Accordingly, we have revised the list of "Selling Stockholders" as set forth in the Prospectus as follows:

---------------------------------------------------------------------------------------------------
                                                       SHARES
                             SHARES BENEFICIALLY       COVERED BY
NAME AND OR                  OWNED PRIOR TO THE        THIS             SHARES BENEFICIALLY OWNED
POSITION/RELATIONSHIP        OFFERING(1)               PROSPECTUS       AFTER THE OFFERING(1)
---------------------------------------------------------------------------------------------------
                             NUMBER        PERCENT                      NUMBER        PERCENT
---------------------------------------------------------------------------------------------------
George Farley                 481,385          *       250,000         231,385           *
Director(2)

Black Brook Capital,
LLC (3)                       467,924          *       250,000         217,924           *
---------------------------------------------------------------------------------------------------

*    Less than 1%.

(1) The number of shares of common stock outstanding prior to and after this offering includes (i) shares of common stock held as of January 12, 1999 and (ii) with respect to each person, the shares of common stock issuable by the Company pursuant to options held by such persons which may be exercised within 60 days following January 12, 1999 ("Presently Exercisable Options") and rights to purchase shares of Common Stock issued to holders of record and holders of shares and options as of December 31, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares. Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(2) The shares shown as beneficially owned by Mr. Farley include the shares shown as owned by Black Brook Capital, LLC, as indicated below, but do not include 1,200,000 shares held by a charitable foundation of which Mr. Farley is the director.

(3) Black Brook Capital, LLC is a limited liability company of which more than fifty percent of the voting interests are held by Mr. Farley and members of his family. The shares shown as beneficially owned by Black Brook are also reflected in Mr. Farley's beneficial ownership.

     ADDITIONAL INFORMATION REGARDING SELLING STOCKHOLDERS AND THEIR PLAN OF DISTRIBUTION IS SET FORTH IN THE ACCOMPANYING PROSPECTUS. WE ENCOURAGE YOU TO READ THE INFORMATION IN THE PROSPECTUS FOR A COMPLETE LIST OF SELLING STOCKHOLDERS AND A DESCRIPTION OF THE PLAN OF DISTRIBUTION.